Filed Pursuant to Rule 424(b)(3)
Registration No. 333-216449

Supplement dated July 25, 2017
to Prospectus dated May 2, 2017

The following information supplements and amends the Prospectus dated May 2, 2017 of Halcón Resources Corporation (the “Company”), relating to the offer and sale from time to time by the selling stockholders named therein of up to an aggregate of 55,180,000 shares of the Company’s common stock issued upon the conversion of the Company’s 8% Automatically Convertible Preferred Stock. This supplement should be read in conjunction with the Prospectus dated May 2, 2017.

In order to update the information contained in the section entitled “Selling Stockholders” to reflect additional detail with respect to the beneficial ownership of (a) an aggregate 10,350,000 common shares held by funds and accounts managed by investment adviser subsidiaries of BlackRock, Inc. (“BlackRock”) and (b) an aggregate 4,830,000 common shares held by funds and accounts managed by investment adviser subsidiaries of Boston Partners Global Investors, Inc. (“Boston Partners”), the following supplements the information presented in that section in the Prospectus dated May 2, 2017 by (x) deleting the entry referred to as “BlackRock Funds” and adding each of the funds or accounts managed by BlackRock as a selling stockholder with respect to the shares of common stock held by each such fund or account and (y) deleting the entry referred to as “Boston Partners Funds” and adding each of the funds or accounts managed by Boston Partners as a selling stockholder with respect to the shares of common stock held by each such fund or account.

The table below sets forth the name of each selling stockholder, the nature of any position, office or other material relationship which the selling stockholder has had, within the past three years, with the Company or with any of the Company’s predecessors or affiliates, and the maximum number of shares of the Company’s common stock owned by each such selling stockholder after completion of the offering that may be offered for the account of each of the listed selling stockholders under the Prospectus dated May 2, 2017, as supplemented hereby.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number	Percent(2)	Number	Number	Percent(2)
BlackRock Funds II, BlackRock High Yield Bond Portfolio(3)	3,480,000	2.3%	3,480,000	—	*
MET Investors Series Trust - BlackRock High Yield Portfolio(3)	130,000	*	130,000	—	*
Advanced Series Trust - AST BlackRock Global Strategies Portfolio(3)	70,000	*	70,000	—	*
BlackRock Corporate High Yield Fund, Inc.(3)	350,000	*	350,000	—	*
BGF Global High Yield Bond Fund(3)	350,000	*	350,000	—	*
BGF US Dollar High Yield Bond Fund (3)	720,000	*	720,000	—	*
BlackRock Multi-Strategy Master Fund Limited (3)	230,000	*	230,000	—	*
BlackRock Credit Alpha Master Fund L.P.(3)	2,130,000	1.4%	2,130,000	—	*
CA 534 Offshore Fund, Ltd. (3)	720,000	*	720,000	—	*
The Obsidian Master Fund(3)	1,030,000	*	1,030,000	—	*
BlackRock Funds II, BlackRock Strategic Income Opportunities Portfolio (3)	1,140,000	*	1,140,000	—	*
Methodist Le Bonheur Healthcare(4)	10,000	*	10,000	—	*
Unity Health System(4)	10,000	*	10,000	—	*
Loyola University Employees’ Retirement Plan(4)	10,000	*	10,000	—	*
Sisters of St. Joseph of Carondelet(4)	10,000	*	10,000	—	*
Redmont Resolute Fund II(4)	20,000	*	20,000	—	*
Loyola University of Chicago Endowment(4)	20,000	*	20,000	—	*
Caleres, Inc.(4)	20,000	*	20,000	—	*
Methodist Healthcare Pension Plan(4)	20,000	*	20,000	—	*
The Rotary Foundation of Rotary International(4)	30,000	*	30,000	—	*
UMASS Memorial Healthcare Master Pension Trust(4)	30,000	*	30,000	—	*
The Steamfitters’ Industry Pension Fund(4)	40,000	*	40,000	—	*
Teamsters Pension Trust Funds of Philadelphia and Vicinity(4)	40,000	*	40,000	—	*
Metal Trades Branch Local 638 Pension Fund(4)	50,000	*	50,000	—	*

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number	Percent(2)	Number	Number	Percent(2)
Boston Partners Long-Short Equity L.P.(4)	60,000	*	60,000	—	*
Baylor Scott and White Holdings(4)	70,000	*	70,000	—	*
GMI Investment Trust(4)	120,000	*	120,000	—	*
Verizon Investment Management Corp(4)	130,000	*	130,000	—	*
Boston Partners Long/Short Equity Fund(4)	420,000	*	420,000	—	*
Boston Partners All Cap Value Fund(4)	790,000	*	790,000	—	*
Boston Partners Long/Short Research Fund(4)	2,930,000	2.0%	2,930,000	—	*

*           Less than 1%

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

(2) Calculated based on 92,986,173 shares of the Company’s common stock outstanding on February 23, 2017 and the conversion of all 5,518 shares of the Company’s 8% Automatically Convertible Preferred Stock into 55,180,000 shares of common stock. Because the selling stockholders are not obligated to sell all or any portion of the shares of the Company’s common stock shown as offered by them, the Company cannot estimate the actual number or percentage of shares of its common stock that will be held by any selling stockholder upon completion of the offering. However, for purposes of this table, the Company has assumed that, after completion of the offering, none of the shares covered by the Prospectus dated May 2, 2017, as supplemented hereby, will be held by the applicable selling stockholder.

(3) The registered holders of the referenced shares are funds and accounts managed by investment adviser subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, respectively as managing directors of such entities, have voting and investment power over the shares held by the foregoing funds and accounts which are the registered holders of the referenced shares. Such applicable portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such applicable portfolio managers is 55 East 52nd Street, New York, NY 10055. Shares being registered for resale may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

(4) The registered holders of the referenced shares are funds and accounts managed by Boston Partners Global Investors, Inc. (“Boston Partners”) or investment adviser subsidiaries of Boston Partners. On behalf of such investment adviser entities, the applicable portfolio managers have voting and investment power over the shares held by the funds and accounts that are the registered holders of the referenced shares.  Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts.  The business address of Boston Partners is 103 Bellevue Parkway, Wilmington, DE 19809.